Exhibit 10.3
        Offer Letter
26440 SW Parkway., Wilsonville OR 97070
T: 855-423-9920

We are pleased to offer you, Kate Suhadolnik the position of SEC Reporting Manager, with ESS Tech., Inc. (the “Company”) effective upon your signing of this letter, and the Employee Proprietary Information and Inventions Assignment Agreement (EPIIAA) explained below.
•Your full-time, [X] exempt employment with the Company is targeted to tentatively commence on September 7, 2021 (the “Start Date”).
•Your annual starting pay rate will be $145,000.
•Payable on the Company’s regular payroll dates: 15TH and last day of the month.
•We will review your salary after 90 days of employment.
•Pay Periods: 1st - 15th, and 16th- through last day of the month.
•Work weeks fall between Sunday through Saturday.
•Shifts/Schedules are generalized, but may vary according to position, production needs, and requirements.
As a full time, Company employee, you are eligible to participate in our benefit plan in addition to your compensation.
Starting 2021, you will be eligible to enroll in the plan on the first of the month after you are hired. The following benefits are available:
1.Group health insurance plan including vision and dental.
2.ESS offers 8 paid holidays to all employees.
3.Regular employees accrue Paid Time Off (starting at 15 days) from their date of hire and will accrue additional based on time & years worked.
4.ESS offer 401(K) option available upon 90 days from start date of employment with the Company.
5.Your first eligible bonus will be for the starting calendar year: 2021; with a base salary bonus of 10%. This will be based on successful progress of both company and individual defined metrics. Prior to the time that the company is Commercially Operational, the CEO will develop a bonus and/or incentive compensation plan for the executive management team for post Commercially Operational time period that is market based; and properly aligns the incentive program with the goals of the shareholders.
6.You will be eligible to earn other incentive compensation applicable to your position as may be adopted by the company hereafter from time to time. The Board of Directors reserves the right to provide Board approved bonuses and other incentive compensation that are based up the successful completion of designated business milestones and other operational and financial targets. The bonus structure for the period beginning with your Start Date until the Company is EBITDA positive (“Commercially Operational”) will by necessity vary significantly from the bonus structure when the Company is Commercially Operational.
You should be aware that your employment with the Company is for no specified period and constitutes At-Will Employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.
This job offer is contingent upon and completed before start date of the following: [Check all that apply]
☒     Signing of the position specific restrictive covenant agreements:
☒     This Offer Letter
☒     EPIIAA
☒     Completion of a satisfactory background check: by Occuscreen - Link to be emailed to you through Xenium HR
☒     Passing a drug test: by Occuscreen/FormFox - Drug Screen form to be emailed to you through Xenium HR
☒     For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your date of hire, or our employment relationship with you may be terminated.
As a condition to your employment with the Company, you will be required to sign the Company’s standard Employee Proprietary Information and Inventions Assignment Agreement (EPIIAA), a copy of which is attached for your review and signature. Your signature and acknowledgement of this offer letter confirms that you are not in violation of any agreement you have established with your current employer.
You have told the Company that by signing this letter, your commencement of employment with the Company does not violate any agreement you have with your current employer; your signature confirms this representation.
To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below, sign the enclosed Employee Proprietary Information and Inventions Assignment Agreement, and return them to me. This letter, along with the Employee Proprietary Information and Inventions Assignment Agreement, set forth the terms of your employment with the Company and

        Offer Letter
26440 SW Parkway., Wilsonville OR 97070
T: 855-423-9920

supersede any prior representations or agreements, whether written or oral. This letter may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.
We look forward to working with you at ESS Tech, Inc.
Sincerely,
Jeff Bodner | VP Accounting
I have read and understood the provisions of this offer of employment, and I accept the above conditional job offer. I understand that my employment with ESS Tech, Inc. is considered at will, meaning that either the company or I may terminate this employment relationship at any time with or without cause or notice.
This offer shall remain open until Tuesday August 17, 2021 5:00pm (pdt). Any acceptance postmarked after this date will be considered invalid.
ACCEPTED AND AGREED TO this 16th day of August, 2021.
Printed: Kate Suhadolnik    Signature: /s/ Kate Suhadolnik
Attachment: Employee Proprietary Information and Inventions Assignment Agreement (EPIIAA)